EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of Park Place Entertainment Corporation on Form S-4 of our report dated January 23, 2001, included and incorporated by reference in the Annual Report on Form 10-K of Park Place Entertainment Corporation for the year ended December 31, 2000, and to the use of our report dated January 23, 2001, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Las Vegas, Nevada

June 6, 2001